FARAH


PRESS RELEASE--FOR IMMEDIATE RELEASE


For Information call:               Russell G. Gibson
                                    Chief Financial Officer
                                    (915) 593-4502

EL PASO, TEXAS - JANUARY 14, 1996 -- FARAH INCORPORATED (NYSE:FRA) reported that a fire occurred at the Company's leased manufacturing facility in Galway, Ireland. Approximately 45% of the garments sold by the Company's U.K. subsidiary are manufactured by the Galway facility and the Company's other Irish factory, located in Kiltimagh. Sales for Farah U.K. were $30 million for fiscal 1996. Certain inventory and manufacturing equipment were destroyed or damaged; however, the Company believes it is fully insured for such losses. It is anticipated that it will take a minimum of six months to fully restore operations at the Galway facility. As such, the Company has taken immediate steps to replace lost inventory and production by increasing its commitments with outside contractors. It further believes that while there will be some sales shortfall in the near future, there will be no long term impact on sales in the U.K. Because of the lengthy time involved in rebuilding the Galway facility and its impact on the Company's other Irish manufacturing facility, the Company is evaluating whether it is economically feasible to continue operations in Ireland. Should the Company decide not to continue operations in Ireland, the cost of closing the Irish facilities will not be fully covered by insurance. While the exact amount of any write off can not be determined at this time, any pretax charge to earnings is not expected to exceed $2.5 million.

Richard C. Allender, Chairman and Chief Executive Officer reported, "while we are certainly disappointed with the news of the fire, we are thankful that there were no injuries. The fire will undoubtedly be a temporary setback in our U.K. operations; however the Company has taken immediate action to begin sourcing product with other contractors to minimize the disruption in operations. Our Company has taken many successful steps to return itself to profitable operations and we do not believe that the fire will have a significant impact on our plans and future operating results.

"Business elsewhere has been extremely good. We recently closed our fiscal year where we reported record sales and earnings in our Australian operations and have seen that trend continue into the first quarter of fiscal 1997. Here in the U.S., there have been several developments previously reported that we are very encouraged about. Distribution of Farah product to mass merchants continues to proceed as planned. We are very pleased with the sales performance of our newly introduced line of Savane shirts during the Christmas season where sales exceeded our expectations. Likewise, sales of our John Henry products at Sears has been excellent as we continue to expand the program with them. Our new line of womenswear is also performing quite nicely and we intend to offer it to more customers and broaden the line in 1997."